Exhibit 10.52

3055 Lebanon Pike

Nashville, TN 37214

615.932.3000 phone

www.changehealthcare.com

February 17, 2020

Mr. Roderick O’Reilly

[address]

Dear Rod:

This letter will confirm the terms of your offer of employment with Change Healthcare Technologies, LLC, and/or its affiliates (the “Company”). It is anticipated that your transfer of employment with the Company will be effective as of March 16, 2020. Such terms are as follows:

1.

Position and Responsibilities. You will be a full-time exempt employee and will continue to serve in the position of EVP and President, Software and Analytics for Change Healthcare. You will be based in Newton, Massachusetts (or such other location as you and the Company may reasonably agree) and will report to Neil de Crescenzo, or other person as may be designated by the Company from time to time. You will assume and discharge all responsibilities commensurate with such position and as your manager may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You acknowledge that you may be required to travel in connection with the performance of your duties.

2.	Compensation.

(a)	Base Salary. In consideration of your services, you will be paid an annual rate of $500,000.00, on a semi-monthly basis, payable in accordance with the Company’s prevailing payroll practices.

(b)	Transition Payment. You will receive a $25,000.00 transition payment in March 2020, subject to applicable tax withholdings.

(c)

Annual Bonus. You will continue to receive a target annual incentive of 85% of your annual base salary, the amount of which to be determined at the Company’s sole discretion. Annual incentive payouts are based on both individual and Company performance and will be paid in accordance with the Company’s annual incentive plan distribution schedule.

(d)

Equity. Your job continues to be eligible for consideration to participate in the Company’s Long-Term Incentive (LTI) Program. LTI award nominations are made at the discretion of leadership based on your overall performance and contribution to the business and your expected future potential as a growth leader and are contingent upon the approval of the Compensation Committee of the Board of Directors. Participation in the LTI Program is never guaranteed and is made for limited positions at the Company. Receiving an award in a given year does not guarantee that you will receive an award every year.

Mr. Roderick O’Reilly

(e)

You hereby acknowledge and agree that your international assignment ends effective March 15, 2020, and the Company shall have no obligation to provide tax equalization benefits for any period of employment after March 15, 2020. However, you continue to remain subject to the terms, conditions and benefits regarding tax equalization as provided in your International Assignment letter dated January 1, 2020 and the Company’s International Long-Term Assignment Policy, even after your employment with the Company ends. Accordingly, if any amounts paid or advanced to you are determined to result in an overpayment, you are still required to return such overpayment. For greater certainty, we hereby acknowledge and agree that during the period of your international assignment, you will pay approximately the same Canadian income (federal, state and local) and social security taxes on company earned income you would have paid had you remained in Vancouver, Canada (“Your Tax Liability”). Any income taxes assessed against you in Canada or the United States at any time in excess of Your Tax Liability during your international assignment ending on March 15, 2020 (together with any interest or penalties relating to such excess tax liability) shall be paid by the Company.    In addition, you are entitled to continuing tax return assistance for the tax years in which you were on assignment (including 2020).

3.

Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. You will be eligible to take time off under the Company’s Discretionary PTO Policy which covers planned and pre-approved time off for vacation, personal business and other personal pursuits as well as immediate needs such as illness or family care. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. You will have 31 days from the date of your transfer to an eligible position to complete your Benefits enrollment online.

4.

Severance Provisions. You shall receive severance benefits in accordance with the U.S. Executive Severance Guidelines in place at the Company at the time of your separation from employment, in the event you experience a Qualifying Termination, as defined under the applicable guidelines.

5.	Restrictive Covenants. You agree that your employment is contingent upon your execution of, and delivery to the Company of a Company Protection Agreement in the form attached hereto as Annex A.

6.

Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Mr. Roderick O’Reilly

7.

At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

8.

Section 409A. It is intended that (1) each installment of the payments provided under this letter is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this letter, if the Company determines (i) that on the date your employment with the Company terminates or at such other times that the Company determines to be relevant, you are a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to you pursuant to this letter are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this letter, then such payments shall be delayed until the date that is six months after the date of your “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of your death. Any payments delayed pursuant to this Section shall be made in lump sum on the first day of the seventh month following your “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of your death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which you participate during the term of your employment under this letter or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this letter, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.

Notwithstanding any other provision to the contrary, in no event shall any payment under this letter that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code. For the avoidance of doubt, any payment due under this letter within a period following your termination of employment, death, Permanent Disability or other event shall be made on a date during such period as determined by the Company in its sole discretion. This letter shall be

Mr. Roderick O’Reilly

interpreted in accordance with, and the Company and you will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this letter.

9.	General Provisions.

(a)	Your employment is contingent upon successful completion of applicable screens, clearances, and reference checks.

(b)

We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date. The Company participates in e-Verify.

(c)	This offer letter and the terms of your employment will be governed by the laws of Tennessee.

(d)

This offer letter sets forth the entire agreement and understanding between the Company and you relating to your U.S. employment and supersedes all prior verbal discussions between us with respect to your employment in the U.S. You continue to remain subject to the terms, conditions, and benefits as set forth in your International Assignment Letter dated January 1, 2020, which incorporates the Company’s International Long-Term Assignment Policy, for the period during which you were on an international assignment.

(e)	This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(f)	All payments pursuant to this letter will be subject to applicable withholding taxes.

Please acknowledge and confirm your acceptance of this letter by signing and returning one copy of this offer letter in its entirety to Vanessa Addison, Director, Executive Compensation ([email address]). Note that this offer will not be binding until countersigned by the Company. Your new hire packet will provide you with further instructions for additional required paperwork. We look forward to a mutually rewarding working arrangement.

Sincerely,

Neil de Crescenzo

President and Chief Executive Officer

Mr. Roderick O’Reilly

OFFER ACCEPTANCE:

I accept the terms of my employment with Change Healthcare as set forth herein and in any attached Annexes. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship.

/s/ Rod O’Reilly	Date:	2/17/2020
Roderick O’Reilly